Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2016 Financial Results and Highlights Recent Period Progress

– Advanced Two Programs into Phase 1 Clinical Studies: ALN-TTRsc02 for Transthyretin-Mediated Amyloidosis and ALN-HBV for Chronic Hepatitis B Virus Infection –

– Presented Clinical Data from Patisiran, Revusiran, Fitusiran, and ALN-CC5 Programs –

– Maintained Strong Balance Sheet with $1.28 Billion in Cash and Remains On Track to End 2016 with Greater than $1.0 Billion in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 4, 2016--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter 2016, and highlighted recent progress in advancing its pipeline.

“We continue to advance our pipeline of now ten investigational RNAi therapeutics, an entirely new and innovative class of medicines, across a broad range of diseases. We believe our two latest stage programs, patisiran and revusiran, have demonstrated encouraging progress for patients with hATTR amyloidosis,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “We also recently presented new results in our hemophilia program showing that a once-monthly, subcutaneous regimen of fitusiran can achieve a median estimated annualized bleeding rate of zero in hemophilia A and B patients. In addition, we presented encouraging initial data in hemophilia patients with inhibitors. Through the end of the year, we are anticipating a very data rich period marked with over six planned clinical readouts – we look forward to sharing our continued progress.”

Second Quarter 2016 and Recent Significant Corporate Highlights

  Advanced investigational pipeline programs in Genetic Medicine Strategic Therapeutic Area (STAr).
    Advanced investigational RNAi therapeutic programs for the treatment of transthyrethin (TTR)-mediated amyloidosis (ATTR amyloidosis).
      Reported positive initial 24-month data from ongoing Phase 2 open-label extension (OLE) study with patisiran for the treatment of hereditary ATTR amyloidosis with polyneuropathy (hATTR-PN). Results showed that patisiran can potentially halt or improve neuropathy progression. Patisiran administration was also found to be generally well tolerated in hATTR-PN patients out to 25 months, with no drug-related serious adverse events (SAEs) reported through the data transfer date.
      Presented baseline demographic data from APOLLO Phase 3 study of patisiran, revealing enrollment of a globally representative patient population with a wide range of disease severity and TTR mutations.
      Reported initial 12-month results from ongoing Phase 2 OLE study with revusiran for the treatment of hereditary ATTR amyloidosis with cardiomyopathy (hATTR-CM).
      Initiated Phase 1 clinical trial for ALN-TTRsc02, an Enhanced Stabilization Chemistry (ESC)-GalNAc-siRNA conjugate targeting TTR for the treatment of ATTR amyloidosis, which is expected to enable a low volume, once quarterly, subcutaneous dosing regimen.
    Reported positive interim clinical results from Phase 1 study of fitusiran for the treatment of hemophilia and rare bleeding disorders (RBD).
      Fitusiran achieved a median estimated annualized bleeding rate (ABR) of zero in hemophilia patients without inhibitors. In the initial low-dose cohort of patients with inhibitors, fitusiran achieved antithrombin lowering, increased thrombin generation, and preliminary evidence for reduced bleeding. Fitusiran administration was generally well tolerated in patients with and without inhibitors, with no SAEs related to study drug, and no thromboembolic events or laboratory evidence (based on D-dimer, platelet count, fibrinogen, and/or PT/INR) of pathologic clot formation through the data transfer date.
      Continued dosing hemophilia patients in ongoing Phase 1/2 OLE study, with patients currently having received up to 13 months of dosing.
      The Company also updated its guidance for Phase 3 initiation, and now plans to start studies in early 2017.
    Reported initial clinical results in patients with paroxysmal nocturnal hemoglobinuria (PNH) from ongoing Phase 1/2 study of ALN-CC5 for the treatment of complement-mediated diseases.
      Initial data support the potential for ALN-CC5 to reduce the dose and frequency of eculizumab, as well as to improve disease control in eculizumab inadequate responders.
      ALN-CC5 was generally well tolerated in patients with PNH after multiple doses, with the majority of adverse events (AEs) being mild or moderate in severity. There were no drug related SAEs or discontinuations due to AEs in the study through the data transfer date.
    The Company announces today that the European Medicines Agency (EMA) has granted Orphan Drug Designation to ALN-AS1 for the treatment of acute hepatic porphyrias.
    The Company also announces today the publication of pre-clinical data with ALN-GO1 for the treatment of primary hyperoxaluria type 1 (PH1) in the Journal of the American Society of Nephrology (Liebow et al., J Am Soc Nephrol, 2016; doi:10.1681/ASN.2016030338).
  Advanced investigational pipeline programs in Cardio-Metabolic Disease STAr.
    The Medicines Company announced completion of enrollment in its Phase 2 ORION-1 study for ALN-PCSsc (also known as PCSK9si). The trial enrolled 501 patients with atherosclerotic cardiovascular disease (ASCVD), exceeding the original enrollment target of 480 patients.
  Advanced investigational pipeline programs in Hepatic Infectious Disease STAr.
    Initiated Phase 1/2 clinical trial with ALN-HBV for the treatment of hepatitis B virus (HBV) infection.
  Broke ground on new manufacturing facility in Norton, Massachusetts. The 200,000 square foot, state-of-the-art facility is being built to support the Company’s expanding development pipeline and transition toward commercial stage.
  Expanded Management Team with appointments of Adrian Dana, M.D., Vice President of Drug Safety and Pharmacovigilance; Brendan Martin, General Manager, UK and Ireland; Jeffrey Miller, Vice President, General Manager, CC5 Program; and Andrew Slugg, Vice President of Regulatory Affairs.

Upcoming Events in 2H 2016

  Alnylam announces today that it plans to present clinical data at these upcoming conferences:
    Complete data from Parts A and B (single and multiple ascending dose, respectively) of the ongoing Phase 1 clinical trial of ALN-AS1 in patients who are asymptomatic “high excreters” (ASHE) at the 2016 Society for the Study of Inborn Errors of Metabolism (SSIEM) Annual Symposium, being held September 6 – 9, 2016 in Rome, Italy, in an oral presentation on Wednesday, September 7, at 2:15 pm Central European Summer Time (8:15 am ET).
    Initial clinical results from the ongoing Phase 1/2 study of ALN-GO1 at the 17th Congress of the International Pediatric Nephrology Association (IPNA), being held September 20 – 24, 2016 in Iguaçu, Brazil, in an oral presentation on Saturday, September 24, at 3:25 pm Brasília Time (2:25 pm ET).
    Initial Phase 1/2 data for ALN-AAT at the 12th Annual Meeting of the Oligonucleotide Therapeutics Society (OTS), being held September 25 – 28, 2016 in Montreal, Canada;
  Alnylam also announces today that it plans to host an R&D Day on the morning of Friday, December 16, 2016 at the Westin New York at Times Square in New York City.
  In addition, in the second half of 2016, Alnylam plans to:
    Complete enrollment in ENDEAVOUR Phase 3 study of revusiran;
    Present additional clinical data from the fitusiran Phase 1 study and initial data from the Phase 1/2 OLE study;
    Start a new Phase 2 trial with ALN-CC5 in inadequate eculizumab responder PNH patients;
    Present additional clinical data from the ongoing Phase 1/2 trial of ALN-CC5 in PNH patients;
    Present initial ALN-AS1 data in recurrent attack porphyria patients;
    Present initial ALN-TTRsc02 Phase 1 data;
    File a Clinical Trial Application for a new Genetic Medicine program; and
    Consistent with guidance from The Medicines Company, present initial Phase 2 data for ALN-PCSsc.

Upcoming RNAi Roundtables

  Alnylam plans to continue hosting its series of online "RNAi Roundtables" in August, September, and October. Upcoming events include:
    Fitusiran for the treatment of hemophilia and rare bleeding disorders
    Monday, August 22, 10:30 – 11:45 am ET
      Akin Akinc, Ph.D., Vice President, General Manager, Fitusiran
      Benny Sorensen, M.D., Ph.D., Senior Director, Clinical Research
      Guest Speaker: Brian O’Mahony, Chief Executive, Irish Haemophilia Society Ltd. and person living with severe hemophilia B
    ALN-CC5 for the treatment of complement-mediated diseases
    Wednesday, August 31, 11:00 am – 12:00 pm ET
      Jeff Miller, Vice President, General Manager, CC5 Program
      Pushkal Garg, M.D., Senior Vice President, Clinical Development
      Guest Speaker: Anita Hill, M.D., Ph.D., MRCP, FRCPath, Consultant Haematologist for Leeds Teaching Hospitals NHS Trust, UK, and Lead for the National PNH Service in England
    ALN-AS1 for the treatment of acute hepatic porphyrias
    Tuesday, September 13, 11:30 am – 12:45 pm ET
      John Maraganore, Ph.D., Chief Executive Officer
      William Querbes, Ph.D., Associate Director, Research
      Guest Speaker: Ariel Lager, living with Acute Intermittent Porphyria
    ALN-GO1 for the treatment of primary hyperoxaluria type 1 (PH1)
    Tuesday, September 27, 10:00 – 11:00 am ET
      Barry Greene, President and Chief Operating Officer
      David Erbe, Ph.D., Director, Research
      Guest Speaker: Sally-Anne Hulton, M.D., FRCPCH, MRCP, FCP, MBBCh, Consultant Paediatric Nephrologist and Clinical Lead, Birmingham Children’s Hospital NHS Trust
      Guest Speaker: Jennifer Lawrence, M.D. (mother of George Tidmore, a PH1 patient)
    ALN-HBV for the treatment of hepatitis B virus (HBV) infection
    Tuesday, October 11, 9:00 am – 10:00 am ET
      Barry Greene, President and Chief Operating Officer
      Laura Sepp-Lorenzino, Ph.D., Vice President, Entrepreneur-in-Residence
      Guest Speaker: Heiner Wedemeyer, M.D., Managing Senior Physician and Assistant Professor in the Department of Gastroenterology, Hepatology and Endocrinology at Hannover Medical School

Additional details for the RNAi Roundtables will be provided at www.alnylam.com/roundtables.

Financials

“Alnylam continues to maintain a strong balance sheet, ending the second quarter of 2016 with approximately $1.28 billion in cash,” said Michael Mason, Vice President, Finance and Treasurer. “Our financial strength allows us to continue to invest in a broad pipeline of investigational RNAi therapeutics across our three STArs, aligned with achievement of our ‘Alnylam 2020’ goals. As for financial guidance this year, we remain on track to end 2016 with greater than $1.0 billion in cash, including $150.0 million in restricted investments.”

Cash and Investments

At June 30, 2016, Alnylam had cash, cash equivalents and marketable securities, and restricted investments of $1.28 billion, as compared to $1.28 billion at December 31, 2015.

Credit Agreements

In April 2016, Alnylam entered into $150.0 million of term loan agreements, related to the build out of the Company’s new manufacturing facility, that mature in April 2021. Interest on the borrowings is calculated based on LIBOR plus 0.45 percent. The obligations under the term loan agreements are secured by cash collateral in an amount equal to, at any given time, at least 100 percent of the principal amount of all term loans outstanding under the agreements at such time.

GAAP Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the second quarter of 2016 was $90.1 million, or $1.05 per share on both a basic and diluted basis (including $15.8 million, or $0.18 per share of non-cash stock-based compensation expense), as compared to a net loss of $71.8 million, or $0.85 per share on both a basic and diluted basis (including $10.2 million, or $0.12 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $8.7 million in the second quarter of 2016 and 2015. Revenues for the second quarter of 2016 included $5.4 million from the company’s alliance with Sanofi Genzyme and $3.3 million from the company’s alliance with The Medicines Company. The company expects net revenues from collaborators to increase during the second half of 2016 due to an expected increase in expense reimbursement from Sanofi Genzyme.

Research and Development Expenses

Research and development (R&D) expenses were $83.2 million in the second quarter of 2016, which included $9.3 million of non-cash stock-based compensation, as compared to $67.0 million in the second quarter of 2015, which included $6.1 million of non-cash stock-based compensation. The increase in R&D expenses for the quarter ended June 30, 2016 as compared to the prior year period was due primarily to higher compensation and related expenses and non-cash stock-based compensation expenses resulting from a significant increase in headcount during the period as the company continues to advance and expand its development pipeline. In addition, clinical trial and manufacturing and external services expenses increased during the quarter ended June 30, 2016 as compared to the quarter ended June 30, 2015 as a result of the significant advancement of the company’s Genetic Medicine pipeline. The company expects that R&D expenses during the second half of 2016 will increase compared to the first half of 2016 as it continues to develop its pipeline and advance its product candidates into clinical trials, but that such expenses will be variable on a quarterly basis depending on the timing of manufacturing batches, clinical trial enrollment, and non-cash stock-based compensation expenses.

General and Administrative Expenses

General and administrative (G&A) expenses were $18.0 million in the second quarter of 2016, which included $6.5 million of non-cash stock-based compensation, as compared to $14.6 million in the second quarter of 2015, which included $4.0 million of non-cash stock-based compensation. The increase in G&A expenses for the quarter ended June 30, 2016 as compared to the prior year period was due primarily to an increase in compensation and related expenses and non-cash stock-based compensation expense due to an increase in headcount. The company expects that G&A expenses during the second half of 2016 will remain relatively consistent with the first half of 2016.

Conference Call Information

Management will provide an update on the company, discuss second quarter 2016 results, and discuss expectations for the future via conference call on Thursday, August 4, 2016 at 4:30 p.m. ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 56306704. A replay of the call will be available beginning at 7:30 p.m. ET on August 4, 2016. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference 56306704.

Sanofi Genzyme Alliance

In January 2014, Alnylam and Sanofi Genzyme, the specialty care global business unit of Sanofi, formed an alliance to accelerate and expand the development and commercialization of RNAi therapeutics across the world. The alliance is structured as a multi-product geographic alliance in the field of rare diseases. Alnylam retains product rights in North America and Western Europe, while Sanofi Genzyme obtained the right to access certain programs in Alnylam's current and future Genetic Medicines pipeline in the rest of the world (ROW) through the end of 2019, together with certain broader co-development/co-commercialization rights and global rights for certain products. In the case of patisiran, Alnylam will advance the product in North America and Western Europe, while Sanofi Genzyme will advance the product in the ROW. In the case of revusiran, Alnylam and Sanofi Genzyme will co-develop/co-commercialize the product in North America and Western Europe, while Sanofi Genzyme will advance the product in the ROW. In the case of fitusiran, Sanofi Genzyme has elected to opt into the program for its ROW rights, while retaining its further opt-in right to co-develop and co-promote fitusiran with Alnylam in North America and Western Europe, subject to certain restrictions.

About RNAi

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About LNP Technology

Alnylam has licenses to Arbutus LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines. Alnylam's pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its "Alnylam 2020" guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs - including 4 in late stages of development - across its 3 STArs. The company's demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Ionis, Novartis, Roche, Takeda, Merck, Monsanto, The Medicines Company, and Sanofi Genzyme. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world's top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information about Alnylam's pipeline of investigational RNAi therapeutics, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam's future expectations, plans and prospects, including without limitation, Alnylam's views with respect to the potential for RNAi therapeutics, including patisiran, revusiran, fitusiran, ALN-CC5, ALN-AS1, ALN-AAT, ALN-GO1, ALN-PCSsc, and ALN-HBV, its expectations for the timing of filing of regulatory documents, its expectations regarding the timing of clinical studies and the presentation of clinical data, including for the ENDEAVOUR Phase 3 trial of revusiran and its studies for fitusiran, ALN-CC5, ALN-AS1, ALN-AAT, ALN-GO1 and ALN-TTRsc02, as well as The Medicines Company’s study of ALN-PCSsc, its expected cash position as of December 31, 2016, its expectations regarding its STAr pipeline growth strategy, its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics, and its plans regarding the pursuit of pre-clinical programs and commercialization of RNAi therapeutics, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation, Alnylam's ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its product candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates for a specified indication or at all, actions or advice of regulatory agencies, which may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional pre-clinical and/or clinical testing, delays, interruptions or failures in the manufacture and supply of our product candidates, obtaining, maintaining and protecting intellectual property, Alnylam's ability to enforce its intellectual property rights against third parties and defend its patent portfolio against challenges from third parties, obtaining and maintaining regulatory approval, pricing and reimbursement for products, progress in establishing a commercial and ex-United States infrastructure, competition from others using technology similar to Alnylam's and others developing products for similar uses, Alnylam's ability to manage its growth and operating expenses, obtain additional funding to support its business activities, and establish and maintain strategic business alliances and new business initiatives, Alnylam's dependence on third parties for development, manufacture and distribution of products, the outcome of litigation, the risk of government investigations, and unexpected expenditures, as well as those risks more fully discussed in the "Risk Factors" filed with Alnylam's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam's views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

The scientific information discussed in this news release relating to Alnylam’s investigational therapeutics is preliminary and investigative. None of Alnylam’s investigational therapeutics have been approved by the U.S. Food and Drug Administration, European Medicines Agency, or any other regulatory authority and no conclusions can or should be drawn regarding the safety or effectiveness of these therapeutics.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net revenues from collaborators	$8,709	$8,685	$16,054	$27,222

Operating expenses:
Research and development	83,172	67,007	179,445	125,042
General and administrative	17,987	14,622	39,087	27,346
Total operating expenses	101,159	81,629	218,532	152,388
Loss from operations	(92,450)	(72,944)	(202,478)	(125,166)
Other income:
Interest income	2,092	1,619	3,905	2,633
Other income (expense)	229	(27)	5,470	(27)
Total other income	2,321	1,592	9,375	2,606
Loss before income taxes	(90,129)	(71,352)	(193,103)	(122,560)
Provision for income taxes	—	(431)	—	—
Net loss	$(90,129)	$(71,783)	$(193,103)	$(122,560)
Net loss per common share - basic and diluted	$(1.05)	$(0.85)	$(2.26)	$(1.47)
Weighted-average common shares used to compute basic and diluted net loss per common share	85,545	84,353	85,411	83,219

Comprehensive loss:
Net loss	$(90,129)	$(71,783)	$(193,103)	$(122,560)
Unrealized loss on marketable securities, net of tax	(18,331)	(33,623)	(26,555)	(30,001)
Reclassification adjustment for realized gain on marketable securities included in net loss	(954)	—	(6,110)	—
Comprehensive loss	$(109,414)	$(105,406)	$(225,768)	$(152,561)

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	December 31,
	2016	2015
Cash, cash equivalents and marketable securities	$1,130,299	$1,280,951
Restricted investments	150,000	—
Billed and unbilled collaboration receivables	9,514	8,298
Prepaid expenses and other assets	23,623	18,030
Property and equipment, net	55,394	27,812
Investment in equity securities of Regulus Therapeutics Inc.	13,332	51,419
Total assets	$1,382,162	$1,386,510
Accounts payable, accrued expenses and other liabilities	$52,152	$46,886
Total deferred revenue	73,695	68,317
Total deferred rent	7,833	6,593
Long term debt	150,000	—
Total stockholders’ equity (85.6 million and 85.1 million common shares issued and outstanding and at June 30, 2016 and December 31, 2015, respectively)	1,098,482	1,264,714
Total liabilities and stockholders' equity	$1,382,162	$1,386,510

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2015.

CONTACT:
Alnylam Pharmaceuticals, Inc.
(Investors and Media)
Christine Regan Lindenboom, 617-682-4340
or
(Investors)
Josh Brodsky, 617-551-8276